EXHIBIT 99.1
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FOR IMMEDIATE RELEASE                                   Contact:    Keoni Wagner

March 29, 2002                                                    (808) 838-6778

                                                          wagner@hawaiianair.com





                      HAWAIIAN AIRLINES REALIGNS LEADERSHIP



                  HONOLULU - Hawaiian Airlines, Inc. (AMEX and PCX: HA) President and Chief Operating Officer Robert W. Zoller, Jr., today announced plans to leave the company on April 15, 2002 to pursue professional opportunities outside the company. In conjunction with this change, Paul J. Casey, the company's vice chairman and chief executive officer, will be named Vice Chairman, CEO and President. The company will also elevate H. Norman Davies, Jr., its vice president of safety and security, to the position of Executive Vice President - Operations.

                  Zoller joined Hawaiian as executive vice president and chief operating officer on December 1, 1999 and was promoted to the position of President and Chief Operating Officer on January 31, 2001. Having come to Hawaiian after serving as senior vice president of maintenance and engineering at AirTran Airways, where he directed that company's integration of the new Boeing 717 aircraft, Zoller has been instrumental in Hawaiian's successful fleet modernization program as well as the modernization of several operating departments.

                  Hawaiian completely replaced its entire narrow-body fleet of 15 DC-9 aircraft with new Boeing 717-200 aircraft and began replacing its wide-body fleet of 15 DC-10 aircraft with new Boeing 767-300ER aircraft in 2001. In 2002, the company has taken delivery of four 767s and expects to have 11 in service by year's end. A total of 16 767-300ERs are scheduled for delivery to Hawaiian by 2003.

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Hawaiian Airlines COO Departs
March 29, 2002
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                  Zoller said, "Over the past two years, seeing Hawaiian's
operations change to better meet and exceed the expectations of our customers has given me a great deal of satisfaction. Our team has accomplished some things that many in our business thought impossible, like inducting two new aircraft types in less than two years and earning 180-minute ETOPS (Extended Twin-Engine Operations) on first approval from the FAA. This airline has a top-rate group of professionals in operations that I know will continue to impress.

                  "After Hawaiian announced plans to merge with Aloha Airgroup, I began to realize the foundation was complete, a new direction achieved and perhaps others should lead the company as it implements the remainder of our growth plan. With most of the larger challenges in Hawaiian's fleet program accomplished and our personnel now well versed in the induction process, I can move on knowing the company's operational plan is firmly in place," Zoller said.

                  John W. Adams, Chairman of the Board of Directors of Hawaiian, said, "Bob's leadership in the transformation of Hawaiian's fleet and operational structure has been pivotal. The board is grateful to him for his many accomplishments at Hawaiian and we wish him continued success."

                  Davies, a former U.S. Marine Corps fighter pilot and career commercial pilot with Pan American World Airways and Delta Air Lines, had been an aviation safety inspector with the Federal Aviation Administration (FAA) prior to joining Hawaiian Airlines in 1997. In his newly expanded role, Davies will have responsibility for management of Hawaiian's Flight, In-Flight, Catering, Customer Service, Maintenance & Engineering, Cargo, Fleet Support, Dispatch and Operations Control departments in addition to the Safety & Security department.

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Hawaiian Airlines COO Departs
March 29, 2002
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                  "Norm has had a steady and positive influence in our
operations team over the past four years. His broad experience in flight operations and safety are a great asset to this company and we're delighted to gain the full benefit of his leadership in his new position," Adams said.

                  Founded in Honolulu 72 years ago, Hawaiian Airlines is Hawaii's longest-serving and largest airline. The nation's 12th largest airline, it is also the second-largest provider of passenger service between the West Coast and Hawaii.

                  Hawaiian Airlines takes great pride in its innovative onboard service programs that highlight and promote the people and culture of Hawaii. The airline has earned numerous international awards for service in recent years, including the 2001 Zagat Survey's award for Best Overall U.S. Airline in the Premier category, and the 2001 Diamond Award for In-Flight Service from Onboard Services magazine. Hawaiian was also rated third highest in Travel & Leisure magazine's most recent ranking of the Top 10 U.S. Airlines.

                  Additional information on Hawaiian Airlines, including previously issued company news releases, is available on the airline's Web site at WWW.HAWAIIANAIR.COM.


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